October 2, 2018

Eric Ian Schwartz

Dear Eric:

We are delighted to offer you the position of Corporate Vice President, General Counsel & Secretary with Integra Life Sciences Corporation, reporting to Peter Arduini, President & Chief Executive Officer. The salary for this position is $425,000 annually, paid in bi-weekly installments. Your position is exempt, making you ineligible for overtime.

You will be eligible for a merit increase based on your performance, and eligible to participate in the Integra annual cash incentive program providing your date of hire is on or before, September 30. Beginning in performance year 2019, your target cash incentive opportunity will be equal to 60% of your base salary. The cash incentive award is subject to the achievement of the company, division/department, and personal strategic objectives, and to receive an award you must remain actively employed through the payout date for the plan year.

You are also eligible to participate in Integra’s long-term incentive program. Your target opportunity is equal to 130% of your base salary. The target amount is also based the achievement of company, department and individual objectives. Equity awards for Executive Leaders are typically issued as the following combination: 20% in Restricted Stock Awards (RSA), 50% in Performance Stock Units (PSU), and 30% in Stock Options. The RSA will vest as follows: the first thirty-three percent (33%) will vest one year after the grant date, the second thirty-three percent (33%) will vest the second year after the grant date, and the final thirty-four percent (34%) will vest on the third year following the grant date. PSUs reflect your opportunity to receive unrestricted shares of common stock of the Company contingent on the achievement of certain performance goals covering the applicable performance period, as described in the Award Agreement. Following certification of the achievement of the goal for each year of the performance period, Integra will issue to you the applicable number of shares of Integra common stock free of restrictions, less any shares withheld for taxes. In addition, the Award Agreement provides for a “catch-up” opportunity, in the event the performance requirement isn’t achieved for a single fiscal year. Stock Options will vest as follows: 25% will vest on each the first, second, third, and fourth anniversary of the grant date. Written confirmation of the shares granted and award agreement containing information about the plan will be forwarded to you by the Human Resources Department at the time of the grant.

In addition, you will be awarded a one-time New Hire Restricted Stock Award, equivalent to $1,900,000.  The restricted stock award will be issued as two grants. The first grant equivalent to $900,000 will be issued on the first business day of the month following your date of hire, the second grant equivalent to $1,000,000 will be issued on the first business day of March 2019.

The restricted stock awards will vest as follows: the first thirty-three percent (33%) will vest on the first anniversary your grant date, the second thirty-three percent (33%) will vest on the second anniversary of your grant date, and the final thirty-four percent (34%) will vest on the third anniversary of the grant date. The number of shares granted will be calculated by dividing the award amount by the closing price of Integra Life Sciences stock on the grant date.

Written confirmation of the shares granted and a restricted stock award agreement containing information about the plan will be forwarded to you by the Human Resources Department at the time of the grant. The Award is granted under and governed by the terms and conditions of the Company’s Plan, as amended, and the Award Agreement.

Upon joining Integra, you will be granted a one-time sign-on bonus of $180,000. The sign-on bonus will be paid to you within the first thirty (30) days of employment and is subject to applicable local and federal tax withholdings. Should you decide in the first twenty-four months of employment to voluntarily leave the company, you will be required to repay the full amount of the cash sign-on bonus. You must be a current employee on the date the sign-on bonus is paid to be eligible to receive payment.

As an Integra employee, you will be eligible for our comprehensive benefits package that includes paid time off, health and welfare benefits, a 401(k) Plan, an employee stock purchase plan, a short and long term disability (Core and Buy-up) plan and an education assistance program. You and your eligible dependents will be eligible for health and welfare benefits (medical/Rx, dental, vision, life insurance, short-term disability and flexible spending accounts) on your hire date. Proof of dependent eligibility for healthcare benefits is required following the benefits enrollment process. You will be eligible for Core and Buy-up Long-Term Disability on the first of the month following 60 days from your hire date. You become eligible for the 401(k) plan on the first day of the month following your hire date, and the employee stock purchase program on the first day of the calendar quarter following your hire date.

This offer is contingent upon satisfactory completion of Integra’s pre-employment screening process, including a background check and references.  This offer is also contingent upon signing a confidentiality agreement and non-compete agreement. All employees are required to sign this document. Please review, sign and date the attached agreement and return it along with a copy of your signed offer letter. The original agreement should be sent to the Human Resources Department along with the other administrative forms in the new hire kit provided to you. If you have questions regarding the agreement, please contact the Human Resources Department. If you do not agree with the terms of this document, this offer of employment, including all its terms, will be rescinded.

The U. S. Department of Justice requires all new hires to provide identification documents that establish both identity and employment eligibility, within three days of employment. A list of acceptable documents can be found on the back of the I-9 form. You will need to present the identification documents to the Human Resources Department. If these identification documents are not provided within three days following your start date, termination of employment will ensue.

Although Integra Life Sciences anticipates a mutually rewarding employment relationship, it is expressly understood and agreed that your employment is “at will”. Under this relationship, Integra LifeSciences may, at any time, decide to end an individual’s employment with or without cause or prior notification. Accordingly, we have no agreement that your employment will continue for any particular period of time. Likewise, you have the right to terminate your employment at any time. Should you desire to terminate this relationship, you agree to use your best efforts to give Integra LifeSciences 14 day’s written notice.

If you have any questions regarding this letter or its contents, please feel free to address them to me. If this offer is acceptable to you, please note your acceptance by signing below and return this document to our attention by October 8, 2018.

Integra Life Sciences is a growing company with an excellent future. Building our company is a rewarding experience, and we are looking forward to having you join us.

Sincerely,

Lisa Evoli

Lisa Evoli
Corporate Vice President &
Chief Human Resources Officer

I accept your offer of employment.

Signature: /s/ Eric Schwartz

Date:__10/2/18